Exhibit 3.3
AMENDED AND THIRD RESTATED
CERTIFICATE OF INCORPORATION
OF
NATIONSHEALTH, INC.
(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)
     NationsHealth, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY:
          1. That the name of this corporation is NationsHealth, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on April 11, 2003 under the original name of “Millstream Acquisition Corp.”.
          2. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 14, 2003.
          3. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 30, 2004.
          4. This Third Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of this corporation at a special meeting thereof duly called and held on April 27, 2009, and by a vote of the stockholders of this corporation entitled to vote thereon at a special meeting thereof duly called and held on                      ___, 2009, in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, as applicable.
          5. The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this corporation with this Third Amended and Restated Certificate of Incorporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
     RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as the Third Amended and Restated Certificate of Incorporation as follows:
     FIRST: The name of this corporation is NationsHealth, Inc. (the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business of the Corporation and its purpose is to conduct, promote and engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
     FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue shall be 450,000,000 shares, of which 300,000,000 shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and 150,000,000 shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”).
     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation, subject to the terms and conditions of each of the Preferred Stock Voting Agreement, the Preferred Stock Investors’ Rights Agreement, and the Preferred Stock Right of First Refusal and Co-Sale Agreement (as each such term is defined in that certain Agreement and Plan of Merger, dated as of April 30, 2009 (the “Merger Agreement”), by and among the Corporation, ComVest NationsHealth Holdings, LLC, a Delaware limited liability company (“ComVest”), and NationsHealth Acquisition Corp., a Delaware corporation (“Acquisition”), and, collectively, the “Preferred Stock Investment Documents”), for so long as any of such Preferred Stock Investment Documents are in full force and effect.
A. COMMON STOCK
     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
      2. Voting.
          (a) General. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Third Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
          (b) Election of Directors. The holders of outstanding shares of Common Stock shall be entitled to elect directors to the Board in accordance with Article Fifth.
B. SERIES A PREFERRED STOCK
     67,916,667 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.
      1. Dividends.
          The Corporation shall not declare, pay or set aside any dividend, whether in cash or property, or make any other distribution, on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in this Third Amended and Restated Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series A Preferred Stock in a per share amount equal (on an as converted to Common Stock basis, based on the Series A Preferred Conversion Rate (as set forth in Section 4(b)) to the amount paid or set aside for each share of Common Stock.
     2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
          (a) Payments to Holders of Series A Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, or the consideration received in such transaction, on a pari passu basis for each share of Series A Preferred Stock held by such holder, an amount per share of Series A Preferred Stock equal to the greater of (i) $0.12 (the “Series A Original Issue Price”) plus any dividends declared but unpaid thereon (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock to the holder pursuant to Section 4 immediately before such Liquidation Event (such amount is hereinafter referred to as the “Series A Liquidation Amount”); provided, that all holders of Series A Preferred Stock shall receive the same type of consideration on a per share basis from the assets of the Corporation or, in the case of an Acquisition or Asset Transfer (each as defined below Section 3(b)), the consideration (whether cash, securities, or other consideration or any combination thereof) received in connection with such Liquidation Event. If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in an Acquisition or Asset Transfer) available for distribution to its stockholders shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the Series A Liquidation Amount, such assets (or consideration) shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to their respective amounts which would otherwise be payable in respect of the shares held by them.
          (b) Payments to Holders of Common Stock. Subject to any other Preferred Stock then outstanding, after the payment in full of the Series A Liquidation Amount, the remaining assets of the Corporation legally available for distribution to its stockholders with respect to such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock based on the number of shares held by each such holder.
     3. Asset Transfer or Acquisition Rights.
          (a) In the event that the Corporation is a party to and consummates an Acquisition or Asset Transfer, then each holder of Series A Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock then held, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 2(a).
          (b) For the purposes of this Third Amended and Restated Certificate of Incorporation, (i) “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, or (B) any transaction or series of transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred to any person or persons who were not stockholders of the Corporation immediately prior thereto; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Corporation, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, transfer, exclusive license or other disposition in any transaction or series of transactions, by the Corporation or any of its subsidiaries of all or substantially all of the assets of the Corporation and its subsidiaries, taken as whole (including the capital stock of any subsidiary of the Corporation).
          (c) In the event of any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, the value of such consideration or other property shall be deemed to be its fair market value as determined in good faith by the Board of Directors of the Corporation (the “Board”).
     4. Series A Conversion Rights.
          The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock (the “Series A Conversion Rights”):
          (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, each share of Series A Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series A Preferred Conversion Rate (as defined in Section 4(b)) then in effect (as determined in accordance with Section 4(b)) by the number of shares of Series A Preferred Stock being converted.

          (b) Series A Preferred Conversion Rate. Except as otherwise set forth herein, the conversion rate for each share of Series A Preferred Stock in effect at any time for conversion of the Series A Preferred Stock shall be the quotient obtained by dividing the Series A Original Issue Price by the applicable Series A Preferred Conversion Price (as defined in Section 4(c)) then in effect as calculated in accordance with Section 4(c) (the “Series A Preferred Conversion Rate”).
          (c) Series A Preferred Conversion Price. The conversion price for the Series A Preferred Stock shall initially be the Series A Original Issue Price (the “Series A Preferred Conversion Price”), which shall be adjusted from time to time in accordance with this Section 4.
          (d) Mechanics of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, each such holder of Series A Preferred Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the Corporation or any transfer agent for the Series A Preferred Stock, together with written notice to the Corporation that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state the number of shares of Series A Preferred Stock being converted and such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder or nominees a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred Stock in connection with such conversion. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates (or lost certificate affidavit and agreement) representing the shares of Series A Preferred Stock to be converted and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date, and the holder of Series A Preferred Stock entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
          (e) No Further Adjustment. Upon any such conversion, no adjustment to the Series A Preferred Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

          (f) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Effective Date (as defined in below in this Section 4(f)) the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. Conversely, if at any time or from time to time after the Effective Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective. The “Effective Date” shall be the date that this Third Amended and Restated Certificated of Incorporation is filed with the Delaware Secretary of State.
          (g) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Effective Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the applicable Series A Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:
               (i) The applicable Series A Preferred Conversion Price shall be adjusted by multiplying such Series A Preferred Conversion Price then in effect by a fraction equal to:
                    (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and
                    (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
               (ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series A Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and
               (iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series A Preferred Conversion Price shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution, and (B) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.
          (h) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Effective Date, the Common Stock (but not the Series A Preferred Stock) issuable upon the conversion of the Series A Preferred Stock is converted into or exchanged for securities, cash or other property whether by reorganization, recapitalization, reclassification, merger, consolidation or otherwise involving the Corporation (other than an Acquisition or Asset Transfer or any other transaction set forth in this Section 4), then, in any such event, each holder of Series A Preferred Stock shall then have the right to convert such shares of Series A Preferred Stock in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which such holder would have been entitled to receive pursuant to such transaction if such holder had converted its shares of Series A Preferred Stock into the Common Stock immediately prior to such reorganization, recapitalization, reclassification, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred Stock after such transaction to the end that the provisions of this Section 4 (including adjustment of the applicable Series A Preferred Conversion Price then in effect and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall be applicable thereafter and be as nearly equivalent as practicable.
          (i) Certificate of Adjustment; No Adjustment of Series A Conversion Price. Upon the occurrence of each adjustment or readjustment of the applicable Series A Preferred Conversion Price pursuant to this Section 4, the Corporation at its expense shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.
          (j) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any Liquidation Event, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description thereof, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, or Liquidation Event is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset

Transfer, or Liquidation Event, and in each case the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock.
          (k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share to which the holder would otherwise be entitled, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Board) on the date of conversion.
          (l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          (m) Notices. Any notice required by the provisions of this Section 4 to be given to a holder of shares of Series A Preferred Stock shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, (v) by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission, or (vi) on the date rejected or refused. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.
          (n) Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4, excluding any tax or other charge imposed in connection with any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     5. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the product of (x) the number of shares of Series A Preferred Stock held by such holder multiplied by (y) the Series A Preferred Conversion Rate in effect immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation. Except as otherwise provided herein or required by law, the Series A Preferred Stock shall vote together with the Common Stock on all matters and not as a separate class.
     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, subject to the terms and conditions of the Preferred Stock Voting Agreement for so long as such Preferred Stock Voting Agreement is in full force and effect:
          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board.
          (b) In connection with any election of directors by the stockholders and, in each case to the extent permitted by law, the nominees shall be (and for any such nominees to be qualified to serve as directors they shall be) nominated as follows:
1.	ComVest so long as ComVest owns any shares of Series A Preferred Stock shall be entitled to designate four (4) members of the Board.

2.	Glenn Parker so long as Glenn Parker owns a number of Shares equal to two and one-half percent (2.5%) of the Common Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Corporation’s convertible securities and options, excluding the Notes (as defined in the Preferred Stock Voting Agreement)) or is the Chief Executive Officer of the Corporation (the “Glenn Parker Ownership Threshold”), one (1) individual designated by Glenn Parker, who shall initially be Glenn Parker, shall be elected as a director; provided, however, that if a Disqualifying Event (as defined in that certain Employment Agreement, dated the date hereof (the “Employment Agreement”), by and between Glenn Parker and the Corporation) occurs, during the period of determining whether such event is a Dismissal (as defined in the Employment Agreement), an Acquittal (as defined in the Employment Agreement), a Conversion (as defined in the Employment Agreement) or a Lapse (as defined in the Employment Agreement), Glenn Parker’s right to be a member of the Board shall be suspended and Glenn Parker shall have the right to designate another individual to serve on the Board; provided, further, however, if a Disqualifying Event results in a Conviction, Glenn Parker’s right to be a member of the Board or designate an individual to be a member of the Board shall be terminated.
3.	MHR (as defined in the Preferred Stock Voting Agreement) so long as MHR satisfies any one of the following: (x) MHR holds any Notes (as defined in the Preferred Stock Voting Agreement), (y) owns a number of Shares equal to at least thirty-three percent (33%) of the shares owned by MHR at the Effective Time or (z) MHR owns at least five percent (5%) of the Corporation’s Common Stock (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Corporation’s convertible securities and Options, other than the Notes (as defined in the Preferred Stock Voting Agreement)) (the “MHR Ownership Threshold”), one (1) individual designated by MHR shall be elected as a director.

4.	ComVest and Glenn Parker shall be entitled to designate one (1) member of the Board, which designee shall have relevant healthcare industry experience and previously served as a board member or a senior executive for a company that operates within the healthcare industry, who shall be designated by the mutual agreement of ComVest and Glenn Parker; provided, however, that if Glenn Parker does not meet the Glenn Parker Ownership Threshold, such director shall be designated solely by ComVest, who shall be elected as a director.
          (c) Any director elected as provided in clauses (c)(1), (c)(2), (c)(3) or (c)(4) of this Article Fifth may be removed without cause by, and only by, the affirmative vote of (i) ComVest with respect to clause (c)(1), (ii) Glenn Parker with respect to clause (c)(2), (iii) MHR with respect to clause (c)(3), and (iv) ComVest and Glenn Parker with respect to clause (c)(4), in each case given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.
          (d) If the holders of shares of Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class or together, as the case may be, pursuant to clauses (c)(1), (c)(2), (c)(3) or (c)(4) of this Article Fifth, then any directorship not so filled shall remain vacant until such time as the holder of the rights set forth in clauses (c)(1), (c)(2), (c)(3) or (c)(4), as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship pursuant to clauses (c)(1), (c)(2), (c)(3) or (c)(4), as the case may be.

          (e) At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Article Fifth, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Article Fifth.
          (f) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the members of the Board are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law, this Third Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the members of the Board which would have been valid if such Bylaws had not been adopted.
          (g) At any time that Glenn Parker is a director on the Board and satisfies the Glenn Parker Ownership Threshold, the Board shall not nor shall the Board cause the Corporation to, either directly or indirectly, do any of the following without (in addition to any other vote required by applicable law or this Third Amended and Restated Certificate of Incorporation, the Corporation’s Amended and Restated Bylaws or any of the Corporation’s other organizational and governance documents) the written consent or affirmative vote of Glenn Parker as a director on the Board:
               (i) cause the Corporation to engage in a business not related to the healthcare industry;
               (ii) alter or change the rights, preferences or privileges of the Preferred Stock or the Common Stock in this Third Amended and Restated Certificate of Incorporation;
               (iii) cause, allow or permit the Corporation to enter into any transaction with ComVest or any of its Affiliates (as defined in the Preferred Stock Investment Documents) (other than in connection with the Preferred Stock Investment, the Preferred Stock Investment Option (each as defined in the Preferred Stock Voting Agreement), or the exercise by ComVest or any of its Affiliates of any preemptive rights granted to such party), unless the terms and conditions of such transaction are commercially reasonable and at least as favorable to the Corporation as the terms and conditions that the Corporation could have obtained for such a transaction had such transaction been consummated at arm’s length with an unrelated third party; provided, however, that if such transaction involves the sale by the Corporation to ComVest or any of its Affiliates of any of the Corporation’s securities, then such sale must be for a legitimate purpose and the purchase price for such securities will be the fair market value of such securities as determined by (i) the Board or (ii) if elected by Glenn Parker, an appraiser (at the Corporation’s expense), who shall be a recognized investment banking firm selected by the mutual agreement of Glenn Parker and the Board, provided, further, however, that if Glenn Parker and the Board do not agree on such appraiser, then each of Glenn Parker and the Board shall select a recognized investment banking firm and those two investment banking firms shall select a third recognized investment banking firm to serve as such appraiser (all of whom shall be at the Corporation’s expense); or
               (iv) amend or repeal any provision of the Corporation’s organizational documents in a manner that would amend or repeal any of the rights set forth in subsections (i), (ii) or (iii) above.
     SIXTH: Subject to any additional vote required by the Third Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Amended and Restated Bylaws of the Corporation.
     SEVENTH: Subject to any additional vote required by the Third Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Amended and Restated Bylaws of the Corporation.
     EIGHTH: Elections of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation shall so provide.
     NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Amended and Restated Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Amended and Restated Bylaws of the Corporation.
     TENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Tenth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
     ELEVENTH: The following indemnification provisions shall apply to the persons enumerated below.
          1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, or by reason of any act alleged to have been taken or omitted in such capacity, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the General Corporation Law, as the same exists or may hereafter be amended, (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred by such Indemnified Person in such Proceeding and shall inure to the benefit of his or her estate, heirs, executors and personal and legal representatives. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Eleventh, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the Proceeding is to enforce the Indemnified Person’s rights hereunder or if commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the disinterested members of the Board.
          2. Indemnification for Costs, Charges and Expenses for Successful Party. Notwithstanding the other provisions of this Article Eleventh, to the extent that an Indemnified Person has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Proceeding referred to in Section 1 of this Article Eleventh, or in the defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such person or on such person’s behalf in connection therewith.
          3. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the costs, charges and expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition (including all costs, charges and expenses incurred in preparing for any threatened Proceeding), provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Eleventh or otherwise. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient’s financial ability to make repayment.
          4. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Eleventh is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
          5. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.
          6. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.
          7. Non-Exclusivity of Rights. The rights conferred on any person by this Article Eleventh shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Third Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
          8. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.
          9. Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Eleventh; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Eleventh.
          10. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Eleventh shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.
          11. Savings Clause. If this Article Eleventh or any portion of this Article Eleventh shall be invalidated on any ground by a court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnified Person as to costs, charges and expenses (including attorney’s fees) judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by applicable law. Furthermore, any amendment or repeal of this Article Eleventh by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of any Indemnified Person of the Corporation existing at the time of such amendment or repeal with respect to any acts or omission occurring prior to the effective date of such amendment or repeal.
     TWELFTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) MHR or any holder of Series A Preferred Stock or any partner, member, director, stockholder, employee or agent of MHR or any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
     THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Third Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation or the General Corporation Law, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that for so long as any of the Preferred Stock Investment Documents are in full force and effect, any amendment, alteration, change, repeal or adoption of any provision of this Third Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation shall be subject to the applicable requisite approvals for amendment of any of the Preferred Stock Investment Documents.
* * *
     That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 242 of the General Corporation Law.

     That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

     IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of April, 2009.

By:	/s/ Glenn Parker
Glenn Parker, Chief Executive Officer